Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132065 and Registration Statement No. 333-161511 on Forms S-8 and Registration Statement No. 333-171290 on Form S-3 of our report dated February 23, 2012 (September 18, 2012 as to the adoption of Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income, and the retrospective adjustments for a change in the composition of reportable segments, the related allocation of goodwill and restructuring charges, and for the inclusion of certain guarantor information described in Notes 1, 3, 8, 17 and 21, respectively), relating to the consolidated financial statements and financial statement schedule of Rockwood Holdings, Inc. and Subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company adopting ASU 2011-05, the change in reportable segments and the inclusion of certain guarantor information) appearing in this Current Report on Form 8-K .

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
September 18, 2012